Exhibit 10.1

               SUN NETWORK GROUP, INC. COMPLETES ITS ACQUISITION OF AVENTURA VOIP NETWORKS, INC.

                        Great  New  Opportunity  in  the  VOIP  Space!

CORAL SPRINGS, FL., June 7, 2005 (PRIMEZONE) - Sun Network Group, Inc. (OTCBB:SNNW.OB, BERLIN: SWK.BE) ("SNNW") announced today that it has completed its agreement to acquire Aventura Networks, LLC. ("Aventura"). To better reflect the company's future direction, SNNW will be renamed Aventura VOIP Networks, Inc. and Aventura CEO Craig Waltzer became CEO and Chairman of the new Company.

Outgoing Sun Network Group CEO, T. Joseph Coleman said: "Aventura is a fantastic Company and this acquisition is an extraordinary opportunity for SNNW and our shareholders. It will insure our economic viability and allow us to participate in the new, large, burgeoning VOIP markets that will generate substantial shareholder value and deliver immediate and substantial revenues and earnings. Aventura, with its experienced management and proven business plan, is poised to rapidly become a market leader."

SNNW acquired Aventura primarily through the issuance of its restricted common shares. Aventura is generating strong positive cash flow and maintains business relationships with many of the top Companies in the telecommunications industry.

Aventura CEO, Craig Waltzer said: "SNNW's acquisition of Aventura will enable us to rise to the next level. Aventura is currently negotiating voice termination agreements with recognizable, worldwide tier 1 providers for a higher quality voice network. We anticipate a near term release of Aventura branded next generation software that may revolutionize how the telecommunications industry transacts business."

Aventura is a leading wholesale Voice Over Internet Protocol ("VOIP") telephone service provider concentrating in the wholesale market. Aventura's market niche is terminating telecommunications traffic in third-world countries where margins are highest. Aventura offers its customers a fully-automated platform that is assessable through a web-based interface. Our software is proprietary and delivered through state-of-the-art facilities. In our latest fiscal year we had steadily rising revenues, earnings and were materially free of debt. Aventura anticipates substantial near term growth.

Aventura is also a founding shareholder in VOIPBlue.com, Inc. a Voice over Internet Protocol telecommunications exchange.


ABOUT  AVENTURA  VOIP  NETWORKS,  INC.
--------------------------------------

Aventura VoIP Networks, Inc. is a rapidly expanding participant in a multi-billion dollar wholesale VOIP market. Our core competencies are developing innovative telecommunications software and our investment in technologically advanced switching solutions puts us on the forefront in this exciting industry. The Company offers a suite of products that have been devoted to each and every facet required of a NextGen telephone company. Whether you are an ISP, ITSP, Long Distant Carrier or Cable Provider Aventura VOIP Networks provides an easy-to-use modular solution for your telecommunication needs.



For  further  information  on  SNNW/Aventura  please  contact:
Aventura  VOIP  Networks,  Inc.
305.937.2000
AventuraNetworks.com

This announcement contains forward-looking statements about Sun Network Group, Inc. that may involve risks and uncertainties. Important factors relating to the company's operations could cause actual results to differ materially from those in forward- looking statements and are further detailed in filings with the Securities and Exchange Commission available at the SEC website (http://www.sec.gov). All forward-looking statements are based on information available to Sun Network Group, Inc. on the date hereof, and Sun Network Group, Inc., assumes no obligation to update such statements.